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                                                                  Exhibit 10.184

[LOGO]

                                 [LETTERHEAD]


PERSONAL & CONFIDENTIAL

December 17, 200l



Bradley E. Larson                            VIA FAX (602) 437-1681
President/CEO
Meadow Valley Corporation
4411 S. 40th Street, Suite D11
Phoenix, AZ 85040

Dear Bradley:

It is my understanding that MEADOW VALLEY CORPORATION (MVCO) is interested in engaging AMG Financing Capital, Inc. (AMG) to find a potential purchaser and/or a new source of financing for a credit line and, perhaps, a new term loan. This source needs to provide a $10 million facility to allow MVCO more working capital. It is AMG's opinion that a suitable financing can be arranged as well as a purchase and is highly confident it can do so. Our opinion is based on our discussions with various banks and other sources.

A.   FEE SCHEDULE
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     In consideration for the services performed and to be performed by AMG,
     MVCO agrees to pay AMG:

     1.   ENGAGEMENT FEE.  MVCO will pay AMG an engagement fee of $30,000, paid
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          as follows: $15,000 upon execution of this document; and $15,000 thirty days later.

     2. Before the thirty day period between the first payment and the second payment, the second portion of our engagement fee is due and payable if a proposal is issued from any of our sources regardless if MVCO is acquired by another company.

     3.   SUCCESS FEE. MVCO, upon receipt of this financing or the completion of
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          a purchase will pay AMG a finders (success) fee equal to the greater of $150,000 or a percentage of the gross amount of the financing. It is scheduled as follows:

               6% of the 1st million dollars; plus
               5% of the 2nd million dollars; plus
               4% of the 3rd million dollars; plus
               3% of the 4th million dollars; plus
               2% of the 5th million dollars and any additional monies paid to MVCO.
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Mr. Bradley E. Larson
December 17, 2001
Page 2


          a. AMG is to be paid if CIT agrees to raise its line of credit, but only on the amount over the existing amount ($7 million). AMG is to be paid the aforementioned fee listed above if the term loan is replaced.

          b. AMG is to be paid a finder's (success) fee using the same schedule above if it introduces MVCO to a purchaser. The fee is paid on the gross amount of the value of the purchase.

          The engagement fee is to be deducted from the success fee.

B.   NON-EXCLUSIVE RIGHTS
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     In retaining the services of AMG, MVCO grants to AMG the non-exclusive right to act on its behalf for a period of 60 days, to find and help arrange a suitable financing or purchaser for MVCO. "Suitable Financing or Purchaser" is defined as a financing or purchase that is accepted by the company.

     AMG agrees to use its best efforts to find and introduce MVCO to appropriate financing sources and/or purchasers. However, AMG does not guarantee that a firm commitment or a suitable financing or purchase will take place or be offered to MVCO.

     If a financing source or purchaser is introduced to the company during this non-exclusive period (60 days), and a funding takes place within 24 months after the exclusive period expires, AMG is to be paid the finders (success) fee as described on page one (1) of this document.

C.   DISPUTES
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     In the unlikely event of a dispute under this agreement, the dispute shall be arbitrated by the American Arbitration Association at its Los Angeles office, with three arbitrators--one selected by AMG, one selected by MVCO, and one selected by the first two arbitrators. The prevailing party shall receive reasonable attorney fees and costs.

     The parties agree that the law of the State of California shall have jurisdiction over any dispute.

D.   EXPENSES
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     All accounting appraisal, insurance, legal fees, etc., in connection with this project are MVCO's responsibility. All necessary out-of-pocket expenses which are incurred by AMG on the company's behalf shall be reimbursed by MVCO immediately upon presentation of a statement or invoice. No expense will be incurred without prior consultation and with MVCO's approval.
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Mr. Bradley E. Larson
December 17, 2001
Page 3


E.   INSTRUCTIONS TO FINANCING SOURCE
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     This agreement and acknowledgment are sufficient authorization to any source providing a funding, purchase, or escrow to pay the finders (success) fee to AMG directly out of the proceeds of this financing and/or purchase.

     MVCO agrees that the payment of the finder (success) fee to AMG is an irrevocable and mandatory condition precedent to the funding of any financing to or purchase of MVCO going into effect.

     MVCO agrees that this letter instructs any source providing the funding or the escrow of purchase for them as a result of AMG's efforts, to pay AMG the fee due under this agreement at the time that the facility or proceeds are made available to MVCO.

F.   COMMENCEMENT OF SERVICES
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     AMG will commence to introduce MVCO to financing and/or purchasing sources immediately upon receipt of this executed document and the payment of the engagement fee.

G.   EXPIRATION
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     This letter expires on December 21, 2001 unless extended by mutual agreement.

Sincerely yours

AMG Financing Capital, Inc.

/s/ Arthur M. Gelber

Arthur M. Gelber
President


G.   AUTHORIZATION AND ACKNOWLEDGMENT
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     This fee agreement is hereby approved and accepted by Bradley E. Larson, who is an officer of MEADOW VALLEY CORPORATION, and is sufficient instruction to the financing source provider to pay AMG directly out of the proceeds of the financing or purchase of the company.

     By:  /s/ Bradley E. Larson                             Date:  1/15/02
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          Bradley E. Larson, President/CEO
          Meadow Valley Corporation